Exhibit 99.1

Contacts:

Ami Knoefler	Kathleen Rinehart
Corporate and Investor Relations	Corporate Communications
(510) 284-8851	(510) 574-1480
ami.knoefler@pdl.com	kathleen.rinehart@pdl.com

JOSEPH KLEIN III JOINS PDL’s BOARD OF DIRECTORS

Fremont, Calif. July 31, 2007 — PDL BioPharma, Inc. (Nasdaq: PDLI) today announced that Joseph Klein III, also known as Skip, has been unanimously elected to serve on the company’s board of directors. Klein’s election to the board comes after a months-long process of identifying and evaluating numerous potential candidates.

“After conducting a broad and comprehensive search supported by an outside search firm, the board has elected Skip Klein, a widely experienced and deeply respected institutional investor who offers nearly 20 years of biopharmaceutical industry and financial expertise,” said L. Patrick Gage, Ph.D., the company’s chairman of the board. “A board member of Skip’s caliber with broad experience will bring added strength to PDL, and we look forward to his contributions as a new member of PDL’s board of directors.”

“Since I first met management during PDL’s road show for its IPO in 1992, I have closely watched and analyzed the company’s progress. PDL has an exceptionally well-validated technology platform; indeed, many of biotech’s most important commercial antibodies have benefited from the application of PDL technology. With focused, disciplined clinical development of its exciting proprietary pipeline, I am convinced that PDL will follow in the footsteps of other successful commercial biotech companies,” said Skip Klein. “After meeting with every member of the Board and several members of management, I hope to be able to bring value-added insights and investor perspectives to the already strong capabilities of this group of fine people. I am convinced that everyone shares the goal of building meaningful shareholder value over the next five years and beyond.”

Klein currently serves as Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. Since September 2003, Mr. Klein has also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems, from June 1999 until it merged with WebMD Corporation in September 2000. In the 10 years prior to joining Medical Manager Corporation, Mr. Klein was a portfolio manager and securities analyst at T. Rowe Price Associates, Inc. and The Kaufmann Fund, Inc. Mr. Klein serves on the Board of Directors of four publicly traded biopharmaceutical companies: BioMarin Pharmaceutical Inc., Isis Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and Savient Pharmaceuticals, Inc. Mr. Klein received a B.A. in economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. Commercially focused in the acute-care hospital setting, PDL markets and sells its portfolio of products in the United States and Canada. A pioneer of antibody humanization technology, PDL promotes this technology through licensing agreements and clinical development of its own diverse pipeline of investigational compounds. PDL’s research platform centers on the discovery and development of antibodies to treat cancer and autoimmune diseases. For more information, please visit www.pdl.com.

Forward-looking Statements

The information in this press release should be considered accurate only as of the date of this press release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release contains “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL has made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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